McGrath, North, Mullin & Kratz, P.C.
                          1400 One Central Park Plaza
                           222 South Fifteenth Street
                                 Omaha, NE 68102
                                  402-341-3070





                                                      March 4, 1999
InaCom Corp.
10810 Farnam Drive
Omaha, Nebraska  68154

Ladies and Gentlemen:

         In connection with the registration under the Securities Act of 1933, as amended, of 10,000,000 shares of common stock (the "Common Stock"), $.10 par value, of InaCom Corp., a Delaware corporation (the "Company"), authorized for issuance pursuant to the InaCom 1997 Stock Plan (the "Plan"), we have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion. Based on such examination, we advise you that in our opinion:

         1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

         2. Upon the issuance of shares in accordance with the Plan, all necessary corporate action on the part of the Company will have been taken to authorize the issuance of up to an additional 10,000,000 shares of Common Stock by the Company, and when issued as contemplated in the Registration Statement and related documents, such shares will be legally issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Yours very truly,

                                            McGRATH, NORTH, MULLIN & KRATZ, P.C.

                                            By: /s/ David L. Hefflinger
                                               -------------------------------
                                               David L. Hefflinger

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